Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

July 1, 2011

LAKES ENTERTAINMENT, INC. ANNOUNCES BUY-OUT OF MANAGEMENT

CONTRACT WITH POKAGON BAND OF POTAWATOMI INDIANS

MINNEAPOLIS, July 1, 2011 - Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Pokagon Band of Potawatomi Indians (“Band”) exercised its right to buy out the remaining term of the Third Amended and Restated Management Agreement (“Management Agreement”) between the Band and Lakes for the management of the Four Winds Casino Resort (“Casino”), which was scheduled to expire on August 1, 2012. Pursuant to the Buy-Out and Termination Agreement (“Buy-Out Agreement”), on June 30, 2011, the Band paid to Lakes a buy-out fee of approximately $24.5 million and repaid in full all outstanding debt owed by the Band to Lakes (which Lakes previously sold to unaffiliated investors). As a result of the previous sale of those receivables, Lakes did not receive any of the proceeds from the Band’s repayment of that debt. The Buy-Out Agreement also terminated the Management Agreement resulting in Lakes having no further obligations or responsibilities with respect to the Casino.

“We have enjoyed our relationship with the Pokagon Band and are grateful for the opportunity to have developed and managed the magnificent Four Winds Casino Resort. The casino has performed well from the day it opened, and we wish the Pokagon Band continued success in the future,” stated Lyle Berman, CEO of Lakes. “The buyout fee of $24.5 million will further strengthen our cash position and provide us flexibility as we evaluate new business opportunities,” added Mr. Berman.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Bands for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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